SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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    14a-6(e)(2))
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                      CORTLAND FIRST FINANCIAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

                            CNY FINANCIAL CORPORATION
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                  PRESS RELEASE


CONTACT:  STEVEN A. COVERT
          EXECUTIVE VICE PRESIDENT AND CFO
          607-756-8449


CNY FINANCIAL CONFIRMS OFFER TO BUY CORTLAND FIRST FINANCIAL, REAFFIRMS INTEREST IN ONEIDA VALLEY BANCSHARES, AND WOULD CONSIDER ALL-CASH OFFER.


Cortland, N.Y., Nov. 9, 1998 -- CNY Financial Corporation ("CNY") confirmed today that, as the second part of its overall acquisition strategy, it had proposed on November 4, 1998 to Cortland First Financial Corporation ("CFF"), in a confidential expression of interest, a business combination between CFF and CNY pursuant to which each shareholder of common stock of CFF would receive merger consideration of $37.00 per share, consisting of $18.50 per share in cash plus shares of common stock of CNY with an estimated market value of $18.50.

Wesley D. Stisser, President and CEO of CNY, said that in its November 4, 1998 letter to CFF, CNY had offered to structure an in-market business combination between CNY and CFF, which would be in the best interest of CFF's shareholders, employees and community and would provide CFF shareholders with greater opportunities to recognize enhanced shareholder value than under the terms of CFF's proposed merger of equals with Oneida Valley Bancshares, Inc. ("Oneida").

Under CNY's proposal, CNY would acquire all outstanding shares of CFF for merger consideration having a value of $37.00 per share of CFF. According to Mr. Stisser, "this consideration represents an extremely attractive opportunity for all CFF shareholders." Merger consideration of $37.00 per share of CFF stock represents a premium of $9.375 per share, or 33.9%, over the last reported trade of CFF stock of $27.625 per share on November 5, 1998. The CNY offer was conveyed to CFF subject to the negotiation of an acceptable definitive agreement containing customary terms and conditions, CFF not consummating the proposed merger of equals with Oneida and customary due diligence.

CNY's offer to CFF was to expire November 9, 1998. Without any discussion with CNY, CFF and Oneida issued press releases on November 6, 1998 rejecting CNY's proposals, in part because "the proposal from CNY is not definitive enough to determine the number of shares which would be offered" and unspecified "other contingencies and factors." In light of CFF's and Oneida's responses, CNY has decided (1) to extend its offer to acquire CFF for $37.00 per share ($18.50 per share in cash plus shares of common stock of CNY with an estimated market value of $18.50) and make such offer known to CFF shareholders, and (2) reaffirm its offer (which was described in CNY's November 4, 1998 press release) to acquire Oneida for $67.00 per share ($33.50 per share in cash plus shares of common stock of CNY with an estimated market value of $33.50).

Mr. Stisser said that "CNY's offers should be very attractive to CFF's and Oneida's shareholders. While it is unfortunate that management and the Boards of CFF and Oneida have refused to even meet with us to discuss constructively what terms are appropriate, their comments suggest that we consider structuring our proposals as all-cash offers, which we are delighted to pursue. CNY is prepared to meet immediately with representatives of Oneida and CFF to negotiate definitive


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purchase agreements. We have adequate capital to consider the interests of shareholders of CFF and Oneida. I wonder, however, whether Oneida and CFF shareholders would want an all-cash transaction."

Mr. Steven A. Covert, Executive Vice President and Chief Financial Officer of CNY, noted that "all-cash offers could be made for CFF or Oneida, if shareholders really want all cash and an immediate capital gains tax bill." Oneida and CFF shareholders are encouraged to call Mr. Stisser or Mr. Covert at 1-800-934-2274 to express their opinion as to the extent of the cash component of the offers.

Furthermore, Mr. Covert added, "CFF's press release was clear in one respect, CFF is recommending a proposed transaction where its shareholders receive no premium and CFF has rejected even exploring the proposed transaction where CFF's shareholders would receive a substantial premium. The same is true for Oneida in rejecting without even exploring the proposed CNY transaction at $67.00 per share. I question how the Boards of CFF and Oneida can defend this behavior in light of traditional director fiduciary responsibilities to shareholders."

Mr. Stisser said "CNY is prepared to structure a business combination with CFF or Oneida, or both CFF and Oneida." On the prospect of completing both business combinations, he stated that "the CNY proposals will enable shareholders of each of CFF and Oneida to receive a substantial premium over the estimated merger consideration to be provided in their proposed merger of equals. Moreover, they could have a continuing equity interest in a more economically efficient, diversified, multi-bank holding company committed to serving both the Oneida and Cortland communities."

Mr. Stisser observed that the stock market for CFF and Oneida apparently disagrees with management and the Boards of both banks. CFF's stock closed Friday at $32.50, up 17.6% for the day on heavy volume of 8,700 shares for CFF (3,710% of average shares traded according to SNL Securities). Similarly, Oneida traded up to $56.00 per share on Thursday, before falling back to $53.50 per share on Friday on 300 shares traded. Mr. Stisser added, "it would appear that sophisticated investors believe our offers are attractive to shareholders of Oneida and CFF."

In confirming CNY's offer, Mr. Stisser remarked, "the strategy of combining approximately $467 million in assets in quality commercial bank franchises, one in-market and one in a contiguous upstate market, with our franchise should be a spectacular success. Even CFF and Oneida management agree on this point, as they believe the CFF and Oneida combination is compelling. We are simply willing to pay shareholders more than CFF and Oneida are for the privilege of this three way combination. The combination of CFF and CNY greatly strengthens our position in the Cortland area, while the addition of Oneida will tap a market which offers significant population growth since 1990. Most importantly, CNY transcends itself into a consolidated entity which has a much greater emphasis on non-interest income. Oneida offers considerable data processing strength, serving three independent banks at present. We think this can be expanded. Additionally, Oneida and CFF offer trust departments with consolidated assets under management of approximately $165 million. These elements alone will contribute to a considerable increase in non-interest income as a percentage of net interest income."

Mr. Covert also stressed that the three banks, when combined, would substantially improve CNY's efficiency ratio. He also notes that these savings levels cause the offers for CFF and Oneida to be accretive to stated GAAP earnings per share by year two. Moreover, cash earnings per share are immediately accretive by over 70%. Finally, Mr. Covert stressed that no revenue enhancements


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comprise any of the breakeven stated earnings accretion by year two, although such opportunities clearly exist.

CNY urges CFF shareholders to vote "NO" to the proposed merger with Oneida if they have not already executed and returned the CFF proxy card. If a CFF shareholder has already executed and returned CFF's proxy card, then in order to effectively revoke such proxy before it is voted, a CFF shareholder must do one of the following:

     1. File a duly executed proxy card with a later date, and vote "NO" to the proposed merger with Oneida, with David R. Alvord at Cortland First Financial Corporation, 65 Main Street, Cortland, New York 13045 prior to a vote being taken on the merger at the special meeting of CFF shareholders on November 16, 1998 (the later dated proxy card must be received by CFF before the special meeting, so be sure to send it as soon as possible if it is mailed);

     2. File a written revocation of the proxy card, and vote "NO" to the proposed merger with CFF, with David R. Alvord at CFF; or

     3. Attend the special meeting of CFF shareholders on November 16, 1998, request a revocation of proxy card form, or a new proxy card, from CFF, and vote "NO" to the proposed merger with Oneida, and file the new proxy card or the voting ballot with CFF at the special meeting, thereby voting "NO" in person.

Keep in mind that the presence of a shareholder at the CFF special meeting will not, in and of itself, revoke a shareholder's previously submitted proxy. Additional blank proxy cards are available from CFF upon request. If CFF shareholders have difficulty in obtaining a new proxy card from CFF on a timely basis, please call Steven A. Covert, Executive Vice President and Chief Financial Officer of CNY at (607)-756-8449, or Sandy Samson, Corporate Secretary of CNY, at (607)-758-2216 and CNY will assist.

CNY was recently formed as part of the conversion from mutual to stock form of organization of Cortland Savings Bank. The offers to CFF and Oneida are consistent with its intended use of conversion proceeds disclosed in the prospectus for the stock conversion and subscription offering.

CNY Financial Corporation is a publicly traded bank holding company headquartered in Cortland, New York. The Company serves its community through its wholly-owned subsidiary, Cortland Savings Bank. The Bank operates three full service offices in Cortland County and a loan production office in Ithaca, Tompkins County.

                                    ###END###



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                  A joint proxy statement/prospectus relating to the proposed merger between Cortland First Financial Corporation ("CFF") and Oneida Valley Bancshares, Inc. ("OVB") was filed by CFF with the Securities and Exchange Commission ("Commission"), was sent by CFF to stockholders of CFF and was sent by OVB to stockholders of OVB on or about September 28, 1998. A form of proxy statement opposing the proposed merger of CFF and OVB will be filed by CNY Financial Corporation ("CNY Financial") with the Commission and will be sent to stockholders of CFF promptly after receiving clearance from the Commission and obtaining CFF's stockholders list and related information. The participants in the solicitation of proxies by CNY Financial opposing the merger of CFF and OVB include directors, executive officers and certain employees of CNY Financial. Information regarding current directors and executive officers of CNY Financial is contained in the prospectus, dated August 12, 1998, in connection with the offering of common stock of CNY Financial and the conversion of Cortland Savings Bank from mutual to stock form. Certain of the participants may own small amounts of CFF common stock.

                  OVB is not a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the securities of OVB are not registered under Section 12 of the Exchange Act. Accordingly, no form of proxy statement soliciting proxies of OVB stockholders in opposition to the proposed merger of CFF and OVB is required to be filed with the Commission or sent to OVB stockholders by CNY Financial.